Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212
TIMBERLAND REPORTS THIRD QUARTER RESULTS
STRATHAM, NH, October 27, 2005 — The Timberland Company (NYSE: TBL) today reported third quarter net income of $69.2 million and diluted earnings per share (EPS) of $1.02, compared with third quarter 2004 net income of $68.6 million and diluted EPS of $0.96. Third quarter 2005 results included previously disclosed pre-tax costs of $2.5 million related to the Company’s restructuring of its Caribbean manufacturing facilities. Third quarter 2005 EPS excluding these restructuring charges was $1.05.
•	Third quarter revenue increased 2.4% over strong prior-year results to a record $505.9 million, driven by gains in international markets which offset moderate declines in the U.S. International results (+14.1% or +14.2% in constant dollars) were driven by strong constant dollar sales gains in Europe and Asia in both footwear and apparel. U.S. revenues declined 6.1%, as anticipated decreases in women’s casual footwear and boot sales offset gains in Timberland PRO® series and kids’ footwear. Foreign exchange rate changes reduced third quarter 2005 revenue by $0.3 million or 0.1%.

•	Third quarter results were supported by global gains in footwear. Global footwear revenues grew 2.8% to $399.0 million driven by growth in kids’, outdoor performance, men’s casual and Timberland PRO series categories. Apparel and accessories revenue increased 0.1% to $101.5 million, as gains in international markets offset softer U.S. retail sales results.

•	Global wholesale revenue expanded 3.1% to $420.2 million, supported by strong gains in international markets. Worldwide consumer direct revenue declined 0.8% to $85.7 million, reflecting a 3.2% decrease in global comparable store sales.

•	Operating profit for the quarter was $105.1 million, including restructuring costs related to the consolidation of the Company’s manufacturing operations in the Caribbean. Operating profit excluding restructuring costs was $107.6 million, 1.5% above prior-year levels. Comparable operating margins were slightly lower, reflecting moderate anticipated declines in gross margins versus strong prior-year performance levels. For the quarter, foreign exchange rate changes contributed approximately $6.9 million to operating profit.

•	EPS for the quarter, excluding restructuring cost impacts of $0.03 per share, increased approximately 9% versus prior year levels. EPS gains reflect operating profit gains and benefits from lower levels of shares outstanding. During the quarter, the Company bought back 1.5 million shares at a total cost of $50.3 million. In August, the Company’s Board of Directors approved a new 2.0 million share repurchase authorization. Timberland currently has 3.1 million shares remaining under existing share repurchase authorization programs.

•	Timberland ended the quarter with $117.6 million in cash and no debt outstanding. Strong operating margins and disciplined asset management supported a 31.7% annual return on capital. Timberland’s inventory at the end of the third quarter of 2005 was $242.6 million, 32.6% higher than at the end of the 2004 third quarter. As previously disclosed, third quarter 2005 reflected the Company’s conversion to new sourcing arrangements with independent suppliers, resulting in an earlier transfer of title for certain third party shipments. The Company estimates that third quarter 2004 inventory and accounts payable balances would have increased by approximately $43.5 million if similar arrangements had been in place last year. Adjusting for this impact, inventory increased 7.1% on a comparable basis.

•	For the fourth quarter of this year, the Company is targeting flat revenue growth and a high single-digit decline in operating profits, reflecting current trends in the U.S. business, the overall consumer climate and plans to invest in brand building activities for the Holiday season. For the full year, Timberland remains on track to deliver strong financial results. These financial objectives exclude previously disclosed restructuring costs related to the consolidation of manufacturing operations in the Dominican Republic and related closure of Timberland’s manufacturing facility in Puerto Rico, which Timberland estimates will be in the range of $3.0 million in the fourth quarter.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered record revenue and profits in the third quarter as benefits from our global portfolio enabled us to offset pressure in the U.S. with continued strong expansion internationally. While we work through challenges in key businesses, such as U.S. boots, we continue on track towards delivering solid full year financial gains.”

“Looking ahead to 2006, we continue to target expansion of Timberland’s brand franchise, building on our positive momentum and growing presence in international markets. We do anticipate continued growth challenges in Timberland’s U.S. business in the first half of 2006, which will contribute to likely pressure on first half 2006 revenue and earnings. We believe our continued focus on increasing our penetration with targeted consumers, delivering innovation and value through purposeful product grounded in Timberland® brand values, actively pursuing opportunities to leverage our enterprise capabilities through new brand platforms, and executing with distinction will enable us to address these near-term challenges and capture our full potential.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss third quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 213-8838 and providing access code number 54249233. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits.

These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) changes in duty structures in countries of import and export including anti-dumping measures being considered by the European Union with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; and (v) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release also includes discussion of constant dollar revenue growth and diluted EPS excluding restructuring costs, which are non-GAAP measures. As required by SEC rules, we have provided reconciliations of these measures on attached tables that follow our financial statements. Additional required information is located in the Form 8-K furnished to the SEC on October 27, 2005.
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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	September 30,	October 1,	December 31,
	2005	2004	2004

Assets
Current assets
Cash and equivalents	$117,634	$119,779	$309,116
Accounts receivable, net	298,172	279,182	155,024
Inventory	242,622	182,979	128,311
Prepaid expense	31,994	21,335	27,659
Deferred income taxes	23,524	22,400	28,937
Derivative assets	5,122	—	—

Total current assets	719,068	625,675	649,047

Property, plant and equipment, net	77,373	75,812	78,979

Goodwill	14,163	14,163	14,163

Intangible assets	4,579	3,991	5,381

Other assets, net	10,007	9,496	9,940

Total assets	$825,190	$729,137	$757,510

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$125,670	$54,379	$52,370
Accrued expense and other current liabilities	103,693	110,966	124,038
Income taxes payable	47,844	39,976	34,737
Derivative liabilities	—	4,264	15,047

Total current liabilities	277,207	209,585	226,192

Deferred compensation and other liabilities	15,274	11,081	12,543

Deferred income taxes	5,051	8,086	7,268

Stockholders’ equity	527,658	500,385	511,507

Total liabilities and stockholders’ equity	$825,190	$729,137	$757,510

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2005	2004	2005	2004
Revenue	$505,913	$493,933	$1,100,393	$1,045,920
Cost of goods sold	258,555	250,161	547,894	521,200

Gross profit	247,358	243,772	552,499	524,720

Operating expense
Selling	111,259	110,761	297,236	287,429
General and administrative	28,462	26,994	77,304	71,436
Restructuring	2,531	—	2,531	—

Total operating expense	142,252	137,755	377,071	358,865

Operating income	105,106	106,017	175,428	165,855

Other income/(expense)
Interest income, net	570	196	2,734	636
Other, net	(900)	205	238	411

Total other income/(expense)	(330)	401	2,972	1,047

Income before provision for income taxes	104,776	106,418	178,400	166,902

Provision for income taxes	35,624	37,778	60,656	59,250

Net income	$69,152	$68,640	$117,744	$107,652

Earnings per share
Basic	$1.04	$0.98	$1.76	$1.54

Diluted	$1.02	$0.96	$1.72	$1.50

Weighted-average shares outstanding
Basic	66,175	69,924	66,892	69,970

Diluted	67,697	71,423	68,359	71,735

Earnings per share and weighted-average shares have been restated to reflect the 2-for-1 stock split in May 2005.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Nine Months Ended
	September 30,	October 1,
	2005	2004
Cash flows from operating activities:
Net income	117,744	$107,652
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	(3,488)	1,323
Amortization of deferred compensation	3,791	2,357
Depreciation and other amortization	18,190	16,585
Loss on disposal of property, plant and equipment	212	86
Tax benefit from stock option plans	6,490	11,579
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(154,003)	(154,386)
Inventory	(116,360)	(63,469)
Prepaid expense	(5,881)	4,471
Accounts payable	79,693	16,733
Accrued expense	(18,837)	(4,354)
Income taxes payable	13,157	(12,523)
Other liabilities	1,754	—

Net cash used by operating activities	(57,538)	(48,900)

Cash flows from investing activities:
Additions to property, plant and equipment	(15,704)	(15,577)
Other, net	147	(1,561)

Net cash used by investing activities	(15,557)	(17,138)

Cash flows from financing activities:
Common stock repurchases	(128,906)	(74,985)
Issuance of common stock	17,668	19,172

Net cash used by financing activities	(111,238)	(55,813)

Effect of exchange rate changes on cash and equivalents	(7,149)	(173)

Net decrease in cash and equivalents	(191,482)	(122,024)
Cash and equivalents at beginning of period	309,116	241,803

Cash and equivalents at end of period	117,634	$119,779

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	October 1,		September 30,	October 1,
	2005	2004	Change	2005	2004	Change
Revenue by Segment:
U.S. Wholesale	220,694	$234,287	(5.8%)	438,036	$450,067	(2.7%)
U.S. Consumer Direct	46,595	50,456	(7.7%)	119,899	122,823	(2.4%)

Total U.S.	267,289	284,743	(6.1%)	557,935	572,890	(2.6%)

International	238,624	209,190	14.1%	542,458	473,030	14.7%

Revenue by Product:
Footwear	399,006	388,154	2.8%	842,638	800,895	5.2%
Apparel and Accessories	101,497	101,407	0.1%	245,710	235,435	4.4%
Royalty and Other	5,410	4,372	23.7%	12,045	9,590	25.6%

Revenue by Channel:
Wholesale	420,208	407,528	3.1%	864,620	816,256	5.9%
Consumer Direct	85,705	86,405	(0.8%)	235,773	229,664	2.7%

Comparable Store Sales:
Domestic Retail	(7.1%)	1.3%		(1.4%)	1.9%
Global Retail	(3.2%)	0.5%		0.7%	1.9%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES
TO CONSTANT DOLLAR REVENUE INCREASES
(Amounts in Millions)
Total Company Revenue Reconciliation:

	For the Three Months		For the Nine Months
	Ended September 30, 2005		Ended September 30, 2005
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$12.0	2.4%	$54.5	5.2%
(Decrease)/increase due to foreign exchange rate changes	(0.3)	(0.1%)	10.8	1.0%

Revenue increase in constant dollars	$12.3	2.5%	$43.7	4.2%
International Revenue Reconciliation:

	For the Three Months		For the Nine Months Ended
	Ended September 30, 2005		September 30, 2005
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$29.4	14.1%	$69.4	14.7%
(Decrease)/increase due to foreign exchange rate changes	(0.3)	(0.1%)	10.8	2.3%

Revenue increase in constant dollars	$29.7	14.2%	$58.6	12.4%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING COSTS

	For the Three	For the Nine Months
	Months Ended	Ended September 30,
	September 30, 2005	2005
Diluted EPS (GAAP)	$1.02	$1.72
Per share impact of restructuring costs	(0.03)	(0.03)

Diluted EPS excluding restructuring costs	$1.05	$1.75